EXHIBIT 21
Subsidiaries of Southern Natural Gas Company
1. Eastern Gulf Pipeline Company
2. Elba Express Company, L.L.C.
3. El Paso Citrus Holdings, Inc.
4. SNG Finance Company L.L.C.
5. SNG Funding Company, L.L.C.
6. Southeast Storage Development Company, L.L.C.
7. Southern Gas Storage Company
8. Southern LNG Inc.
9. ANR Real Estate Corporation
10. SNG RenGen Company, L.L.C.
11. Bear Creek Storage Company (50%)
12. Citrus Corp (50%)
13. Florida Gas Transmission Company LLC *
14. Citrus Trading Corp *
15. Citrus Energy Services, Inc. *
* 100% owned by Citrus Corp.